Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 30, 2007 (May 18, 2007, as to Notes 19 and 20), relating to the consolidated financial statements of Metavante Corporation (a subsidiary of Marshall & Ilsley Corporation) appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 30, 2007, relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

May 18, 2007